Exhibit No. 2.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2017 is entered into by and among Haircare Limited, a private limited company incorporated under the laws of England and Wales with company number 02336232 and whose registered office is at First Floor Lynchgate House, Cannon Park Shopping Centre, Canley, Coventry, CV4 7EH (“Seller”), and Regis UK Limited, a private limited company incorporated under the laws of England and Wales with company number 02603786 and whose registered office is at First Floor Lynchgate House, Cannon Park Shopping Centre, Canley, Coventry, CV4 7EH (the “Company”), on the one hand, and International Beauty Limited, a private limited company incorporated under the laws of England and Wales with company number 10921377 (“Buyer”), on the other hand.
RECITALS

A.    The Company is engaged in the business of owning, operating and franchising hairstyling and hair care salons in the United Kingdom.
B.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the entire issued share capital of the Company constituting 3,000 ordinary shares of £1 each (the “Shares”).
C.    Concurrent with the purchase and sale of the Shares, Seller and Buyer desire to enter into (i) the Regis Premium Brands Master Franchise Agreement dated as of October 1, 2017 by and among The Barbers, Hairstyling for Men & Women, Inc., a Minnesota corporation (“Barbers”), Buyer and the other persons party thereto (the “Regis Franchise Agreement”) and (ii) the Supercuts International Franchise Agreement dated as of October 1, 2017 by and among Barbers, Buyer and the other persons party thereto (the “Supercuts Franchise Agreement” and together with the Regis Franchise Agreement, the “Franchise Agreements”) pursuant to which, as of the Closing Date, Buyer will become a franchisee of The Barbers, Hairstyling for Men & Women, Inc., a Minnesota corporation, with respect to the salons operated by the Company (the “Salons”).
The parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
The SHARE SALE; THE Closing

Section 1.1    Purchase and Sale. On and subject to the terms and provisions of this Agreement, at the Closing (as defined in Section 1.3), Seller shall sell, convey, transfer, assign and deliver with full title guarantee to Buyer, and Buyer hereby purchases from Seller, the Shares with all rights attaching to them, including the right to receive all dividends and distributions declared, for an aggregate purchase price of £1 (the “Purchase Price”), subject to the adjustment set forth in Section 1.5 and payable as set forth below in Section 1.2. The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”.

Section 1.2    Consideration. Buyer shall deliver to Seller payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), immediately available funds in an amount equal to the Purchase Price. The aggregate amount of the Purchase Price Adjustment (as defined below) shall be paid by Buyer to Seller by wire transfer to a bank account designated in writing by Seller in immediately available funds in accordance with Section 1.5.

Section 1.3    Time and Place of Closing. The closing of the Acquisition (the “Closing”) shall take place via electronic exchange of documents on the first period-end date of the Company that follows the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VI, or at such other place, time and date as shall be agreed between Seller and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.4    Closing Deliveries. At the Closing:

(a)    Seller shall deliver to Buyer (i) duly executed transfers in favour of Buyer or its nominee(s) in respect of the Shares, together with the share certificates for the Shares, (ii) a copy of the minutes of a meeting or written consent of the directors of Seller authorising the Acquisition, certified to be a true copy by a director or the secretary of Seller, (iii) copy of the minutes of a meeting or written consent of the directors of Company approving the Acquisition and resolving that the transfer of the Shares be approved for registration and (subject only to the transfer being duly stamped, if applicable) the Buyer entered into the register of members and approving the resignations of the directors of the Company and the appointment of the new directors and secretary in accordance with Buyer’s nominations, (iv) resignation letters executed by the directors of the Company, (v) a voting power of attorney in favour of Seller and (vi) the statutory books (written up to but not including the Closing Date, certificate of incorporation (including all certificates of incorporation on change of name (if any) and common seal (if any) of the Company;

(b)    Buyer shall deliver to Seller a copy of the minutes or written consent of a duly held meeting of the directors of Buyer authorising the Acquisition, certified to be a true copy by a director or the secretary of Buyer; and

(c)    The applicable parties shall execute (i) the Franchise Agreements (ii) that certain Franchise Services Agreement, and (iii) the Limited Liability Company Agreement of RG International Holdings, LLC, dated as of the date hereof, by and among RG International, LLC, a Delaware limited liability company and each of the affiliates that it designates in writing to Buyer or any Affiliate of Buyer, and Regent Companies, LLC, a Delaware limited liability company (clauses (i) through (iii), collectively, with any annex, exhibit or schedule thereto, are herein referred to as the “Ancillary Agreements”).

Section 1.5    Purchase Price Adjustment. In addition to the Purchase Price, as consideration for the Acquisition, the Buyer shall pay to Seller or such Regis Corporation Affiliate designated in writing by Seller, the amount of prepaid rent of the Seller existing as of the Closing Date (the “Purchase Price Adjustment”), as set forth in a schedule to be delivered by Seller to Buyer no less than 3 business days prior to the Closing Date. The Buyer shall pay the Purchase Price Adjustment to the Seller in six equal monthly installments on the 15th of each month beginning in the month following the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered to Buyer concurrently with the execution of this Agreement, the following representations and warranties are true and correct as of the date hereof and as of the Closing Date:
Section 2.1    Organization and Authorization. Seller is duly incorporated or formed and validly existing under the laws of its jurisdiction of organization, except where the failure to be so authorized would not have a material adverse effect on Seller.  Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is a party has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, the discretion of courts in granting equitable remedies or other similar laws affecting the enforcement of creditors’ rights in general, moratorium laws or by general principles of equity (the “Bankruptcy and Equity Exception”).

Section 2.2    No Conflict. The execution, delivery and performance of this Agreement and the

Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not, (i) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, lease, license, indenture, agreement, commitment or other current legally binding agreement of the Company, (ii) result in the creation of any lien upon, or any Person obtaining the right to acquire any of the Shares, (iii) violate or conflict with any law, rule, regulation, order or ruling of any court, arbitral body or Governmental Entity, to which Seller is subject, or (iv) except as set forth on Schedule 2.2 of the Disclosure Schedule, require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except in the case of clauses (i), (ii) or (iii) as would not have a material adverse effect on the Company.

Section 2.3    The Shares. Seller is the sole legal and beneficial owner of the Shares and has the right to exercise all voting and other rights attaching to the Shares. There is no pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option or any other encumbrance or third party right or claim of any kind (“Lien”) on, over or affecting the Shares. The Shares constitute the entire issued and allotted share capital of the Company. Except as set forth on Schedule 2.3 of the Disclosure Schedule, the Company does not have any subsidiaries or subsidiary undertakings. Assuming Buyer has requisite power and authority to be the lawful owner of the Shares upon:

(i) the delivery to Buyer at Closing of certificates representing the Shares,
(ii) the delivery to Buyer at Closing of a duly executed stock transfer form in respect of the Shares duly endorsed by Seller for transfer to Buyer,
(iii) Seller’s receipt of the Purchase Price, and
(iv) the stamping of the stock transfer from and registration of the transfer by the Company good and valid title to the Shares will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates.
Section 2.4    Absence of Certain Changes. Except as set forth on Schedule 2.4 of the Disclosure Schedule and for salon closings previously disclosed to Buyer and the Restructuring, since July 1, 2017, the business of the Company and its subsidiaries (each a “Group Company”) has been conducted in the ordinary course, consistent with past practice, and there has been no material adverse change in the results of operations of the Company (or any of its subsidiaries, if relevant). Without limiting the foregoing, except as set forth on Schedule 2.4 of the Disclosure Schedule, since July 1, 2017, no Group Company has (i) materially increased the level of benefits, salary or other compensation payable or to become payable to any employee of the Company other than increases in the ordinary course of business or as may be required under existing agreements or arrangements or (ii) except for the Restructuring, sold or disposed of any of its material assets (other than sales of inventory in the ordinary course of business).

Section 2.5    Real Property. Schedule 2.5 of the Disclosure Schedule lists all of the real property leases that are held by the Group Companies, subject to the Permitted Liens as of the date hereof (such leases, excluding all leases that will be transferred to an Affiliate of the Company prior to the Closing Date pursuant to the Restructuring, the “Leases”). Seller has delivered to Buyer a true and complete copy of each such Lease in Seller’s possession or control. Each Lease is legal, valid, binding, enforceable and in full force and effect, except as enforceability would be limited by the Bankruptcy and Equity Exception or pursuant to any lien other than (i) liens created by Buyer, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for taxes that are not due and payable or that may thereafter be paid without penalty, and (iii) other imperfections of title or encumbrances, if any, that individually or in the aggregate, do not materially impair, and could not reasonably be expected to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company as presently conducted (the mortgages and liens described in clauses (i) - (iii) above are hereinafter referred to collectively as “Permitted Liens”). The Company (or to the knowledge of Seller, any other party to any Lease) is not in breach or default under such Lease, except for such breaches or defaults that would not have a material adverse effect on the Company. To the knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such material breach or default that would permit the termination of such Lease. Except as set forth in Schedule 2.5 of the Disclosure Schedule, the Company has not subleased or licensed any Salon under the Leases.

Section 2.6    Employment Matters. None of the employees of the Group Companies (“Employees”) are subject to any collective bargaining agreement or similar agreement with a labor union with respect to their employment and, to the knowledge of Seller, no representation petition respecting any of the Transferred Employees has been filed with any governmental, administrative or judicial authority. To the knowledge of Seller, there are no current efforts to organize any of the Employees into any collective bargaining unit or any solicitation of them to join any labor organization, in each case with respect to their employment by the relevant Group Company. Except as set forth on Schedule 2.6 of the Disclosure Schedule, the each Group Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment, and wages and hours with respect to the Employees except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the Company. Except as set forth on Schedule 2.6 of the Disclosure Schedule, there are no outstanding assessments, penalties, fines, liens (other than Permitted Liens), charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance/workers’ compensation legislation in respect of each Group Company that would, in the aggregate, reasonably be expected to have a material adverse effect on the Company.

Section 2.7    Employee Benefits.

Schedule 2.7 of the Disclosure Schedule contains a correct and complete list identifying each employee benefit plan and each other material employment, severance or similar contract with respect to which each Group Company has any unsatisfied liability as of the date hereof. Copies of such plans and contracts (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and, if applicable, all current summary plan descriptions and summaries of material modifications together with the most recent annual report (Form 5500, including any applicable schedules and attachments thereto or its UK equivalent) prepared in connection with any such plan or trust have been made available to Buyer. Each employee benefit plan has been maintained in material compliance with its terms and with applicable law, and all contributions required to be made under each employee benefit plan have been timely made or accrued. The consummation of the transactions will not entitle any employee or independent contractor of the relevant Group Company to any severance payment from such Group Company or acceleration of the time of payment or vesting or trigger any payment or funding by such Group Company (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable by the Group Company or trigger any other obligation of the Group Company in each case pursuant to any employee benefit plan. No Group Company provides health or welfare benefits for any retired or former employee, and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service. Excluding routine claims for benefits, there is no material action, claim, proceeding or investigation pending against or involving or, to the knowledge of the Seller or Company, threatened against or involving any employee benefit plan before any court, arbitrator or any other governmental authority, or any state, federal or local official.
Section 2.8     Compliance with Laws. Except as set forth on Schedule 2.8 of the Disclosure Schedule, each Group Company conducts its business in accordance in all material respects with all applicable laws and regulations of the United Kingdom, Germany and in any other jurisdiction and is in compliance in all material respects with all orders decrees and judgments of any court of any governmental agency of the United Kingdom, Germany or any other jurisdiction to the extent that the same apply to such Group Company or its business or assets, and, to Seller’s knowledge, no material action, suit, proceeding, hearing, complaint, claim, demand, or notice has been filed or commenced against Seller, any Group Company or any Affiliate alleging any failure so to comply. Without limiting the generality of the foregoing, Schedule 2.8 of the Disclosure Schedule lists all material licenses, permits, authorizations, registrations, certificates and similar rights necessary for the conduct of the business of each Group Company as presently conducted, all of which are held by Seller or its Affiliates and are in full force and effect.

Section 2.9    No Undisclosed Liabilities. Except as set forth on Schedule 2.9 of the Disclosure Schedule, no Group Company has any material liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities and obligations (i) that are expressly set forth on the balance sheet of the Company, dated as of July 1, 2017 (the “Balance Sheet”), (ii) that are not required under the Company’s accounting principles to be disclosed and provided for in a company balance sheet of the Company, (iii) to perform under the Company’s contracts with customers and suppliers arising in the ordinary course of business, (iv) incurred in connection with the transactions contemplated hereby or by the Ancillary Agreements, (iv) that have been incurred in the ordinary course of business since July 1, 2017 and in amounts that in the aggregate are not material to the Company, or (v) will be discharged or paid in full prior to or at Closing.

Section 2.10    Taxes.

Each Group Company has filed with the appropriate taxing authorities all tax returns that it was required to file. All such tax returns are correct and complete in all material respects. All taxes due and owing by each Group Company (whether or not shown on any tax return) have been duly discharged or are reflected on the Balance Sheet or arise subsequent to the Balance Sheet date and are being contested in good faith. No Group Company is currently the beneficiary of any extension of time within which to file any tax return or pay any tax. No Group Company has waived any statute of limitations in respect of taxes. There are no liens for taxes (other than taxes not yet due and payable) on any of the Shares or on any of the assets of any Group Company. No deficiency or proposed adjustment for any amount of tax has been proposed, asserted or assessed by any taxing authority against any Group Company that has not been paid, settled or otherwise resolved. There is no proceeding, action, investigation or audit now pending, proposed or, to the knowledge of the Seller or Company, threatened against any Group Company or concerning such Group Company with respect to any taxes. No Group Company has been notified by any taxing authority that any issues have been raised with respect to any Tax Return inso far as Seller is aware. There has not been, within the past two (2) calendar years, an examination or written notice of potential examination of the tax returns filed with respect to any Group Company by any taxing authority. All taxes that are required to be withheld or collected by each Group Company, including taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors partners or members of such Group Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws. No Group Company has received a written or, to the knowledge of the Seller or Company, unwritten claim by any taxing authority in a jurisdiction where such Group Company does not file tax returns that the Group Company is or may be subject to taxation by that jurisdiction. No Group Company is a party to any tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and none are liable for the taxes of any other person (other than another Group Company) as a transferee or successor, by contract or otherwise.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the date hereof:
Section 3.1    Incorporation; Authorization; Etc. Buyer is a private limited company duly organized, validly existing and in good standing under the laws of England and Wales. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company proceedings on the part of Buyer. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general, moratorium laws or by general principles of equity.

Section 3.2    No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer is subject, (ii) violate or conflict with any law, rule, regulation, order or ruling of any court, arbitral body or Governmental Entity, to which Buyer is subject, (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority or (iv) conflict with or result in any breach of Buyer’s operating agreement.

Section 3.3    Solvency.

Assuming that (a) the accuracy and correctness of the representations and warranties of the Seller contained in Article 2, and (b) the Seller and each Group Company has performed and complied with their respective covenants in this Agreement, as of the Closing Date (including the consummation of all of the transactions contemplated by the Restructuring), immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, including the payment of all amounts payable pursuant to Article 1 in connection with or as a result of the Acquisition and all related fees and expenses of Buyer and its Affiliates in connection with this Agreement and the transactions contemplated by the Ancillary Agreements, (i) Buyer and its Subsidiaries will be able to pay their debts as they become due and will own assets with a “fair saleable value” greater than the consolidated liabilities of Buyer and its Subsidiaries, including contingent and other liabilities (without duplication), and (ii) the Buyer and its Subsidiaries will have adequate capital to carry on its business and (iii) Buyer and its Subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.
ARTICLE IV
COVENANTS OF SELLER AND BUYER

Section 4.1    Confidentiality
Seller and Buyer shall hold in strict confidence and not use to the detriment of Buyer or Seller, any non-public, confidential or proprietary information with respect to this Agreement or the business of the Company.
Section 4.2    Transfer Taxes
Buyer and Seller shall pay in equal proportion the cost of any documentary, recording, stamp, sales, excise, transfer, gains, value added, or other applicable taxes in respect of the Acquisition and the filing or recording of any documents or instruments in connection therewith. Seller and Buyer shall cooperate in good faith in the preparation and filing of all returns, reports and forms that are necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of taxes governed by this Section 4.2, and shall cooperate in good faith to minimize, to the fullest extent possible under such laws, the amount of any taxes governed by this Section 4.2.
Section 4.3    Further Assurances; Consents
(a)     Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties pursuant to certain contracts and leases of the Company (the “Other Contracts”), and that such consents and waivers have not been obtained, as set forth on Schedule 4.3(a) of the Disclosure Schedule, and may not be obtained, prior to the Closing Date (collectively, the “Pending Consents and Approvals”). The parties shall use their respective reasonable efforts to obtain the Pending Consents and Approvals. Until the Pending Consents and Approvals are obtained, as to each affected Salon, Seller will (x) use its reasonable best efforts to provide Buyer with all of the rights and benefits of such Other Contract or arrangement accruing after the Closing to the extent that Seller or its subsidiaries can provide Buyer with such rights and benefits without violating the Other Contract, (y) use its and their reasonable best efforts to create any arrangement designed to provide such rights and benefits to Buyer, and (z) use its and their reasonable best efforts to enforce, at Buyer’s request and expense, and for Buyer’s account, any and all rights of Seller and its Affiliates arising under any such Other Contract. Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Pending Consents and Approvals or because of the termination of any contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any Pending Consents and Approvals, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Pending Consents and Approvals prior to the date hereof or any termination. From time to time after the Closing Date, Buyer and Seller will take such other action and execute such documents as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.
(b)     Buyer acknowledges that certain consents and waivers with respect to the matters set forth on Section 4.3(b) may be required pursuant to certain contracts and leases of the Company, Seller or their respective Affiliates (the “Specified Contracts”), and that such consents and waivers have not been obtained and may not be obtained, prior to the Closing Date (collectively, the “Specified Pending Consents and Approvals”). The parties shall use their respective reasonable efforts to obtain the Specified Pending Consents and Approvals. After the Closing until the Specified Pending Consents and Approvals are obtained, the Company will (x) use its reasonable best efforts to provide Seller and its Affiliates with all of the rights and benefits of such Specified Contract or arrangement accruing after the Closing to the extent that the Company or its subsidiaries can provide Seller or its Affiliates with such rights and benefits without violating the Specified Contract, (y) use its and their reasonable best efforts to create any arrangement designed to provide such rights and benefits to Seller or its Affiliates, and (z) use its and their reasonable best efforts to enforce, at the Seller’s request and expense, and for the Seller’s account, any and all rights of Seller and its Affiliates arising under any such Specified Contract. Buyer, Seller and the Company further agree that no representation, warranty or covenant of Seller or the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any Specified Pending Consents and Approvals, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Specified Pending Consents and Approvals prior to the date hereof or any termination.

ARTICLE V
COVENANTS

Section 5.1    Covenants Relating to Conduct of Business. Except for matters set forth on Schedule 5.1 of the Disclosure Schedule, the Restructuring or otherwise expressly permitted by the terms of this Agreement or any ancillary agreement between the Company, Seller and Buyer and their respective Affiliates, from the date of this Agreement to the Closing, Seller shall cause the businesses of the Company to be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all reasonable efforts to keep intact its business, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing; provided, however, that Seller shall not be obligated to, directly or indirectly, provide any funds to the Company. Except as set forth on Schedule 5.1 or 6.1(c) of the Disclosure Schedule or otherwise expressly permitted or required by the terms of this Agreement, Seller shall not permit the Company to do any of the following without the prior written consent of Buyer:

(a)amend its Articles of Association or Memorandum of Association of the Company;

(b)allot, issue, acquire, reduce, repay or redeem or create or grant any option over or other right to subscribe or purchase, any share or loan capital or securities (including any securities convertible into any of the foregoing);

(c)grant to any executive officer or employee any material increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements or arrangements and except for any increases for which Seller shall be solely obligated;

(d)incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice and having an obligation less than US$25,000;

(e)acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than equipment and inventory in the ordinary course of business consistent with past practice), except as otherwise contemplated in Schedule 6.1(c) of the Disclosure Schedule;

(f)sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Company, except inventory and obsolete or excess equipment sold in the ordinary course of business and consistent with past practice or as otherwise contemplated by Schedule 6.1(c) of the Disclosure Schedule;

(g)enter into any lease of real property, except any renewals of existing leases in the ordinary course of business and consistent with past practice;

(h)institute any material increase in, terminate or adopt any benefit plan, other than as may be required by any such existing plan or by applicable law;

(i)make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to a tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

(j)settle any material proceeding, claim or action, or otherwise compromise or waive any right of the Company pursuant to any proceeding, claim or action that will result in any liability or obligation of the Company after the Closing Date;

(k)make any material change in the manner in which it manages its working capital, including any material change in the payment of accounts payable, the collection of accounts receivable or the maintenance of inventory levels; or

(l)authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

Section 5.2    Efforts.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.

(b)Prior to the Closing and for a period of six months thereafter, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the consummation of the Acquisition; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

Section 5.3    Tax Matters.

(a)Return Filings. For any taxable period of the Company that includes (but ends after) the Closing Date, Buyer shall timely prepare and file with the appropriate authorities all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any domestic, foreign, federal, national, state-, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasigovernmental body exercising tax regulatory authority in connection with the determination, assessment, collection or administration of any Taxes (collectively, “Tax Returns”) required to be filed. For any taxable period of the Company that ends on or before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed.

(b)Cooperation. Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with taxes and in resolving all disputes and audits with respect to all taxable periods relating to taxes. Seller and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer and the Company shall (i) use its best efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (ii) to allow Seller and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller’s expense.

(c)Refunds and Credits. Any refund or credit of taxes of the Company for any taxable period ending on or before the Closing Date shall be for the account of Seller. Any refund or credit of taxes of the Company or any subsidiary for any taxable period beginning after the Closing Date shall be for the account of Buyer. Any refund or credit of taxes of the Company for any Straddle Period shall be equitably apportioned between Seller and Buyer. Buyer and the Company shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Company with respect to such refund claim. Each party shall, or shall cause its Affiliates to, forward to any other party entitled under this Section 5.3(c) to any refund or credit of taxes any such refund within 10 days after such refund is received or reimburse such other party for any such credit within 10 days after the credit is allowed or applied against other tax liability; provided, however, that any such amounts shall be net of any tax cost or benefit to the payor party attributable to the receipt of such refund and/or the payment of such amounts to the payee party.

(d)Tax Elections. Notwithstanding any other provision of this Agreement, Buyer shall not, without Seller’s prior written consent, cause or permit the Company or any subsidiary of the Company to make or change any tax election under the law of the United Kingdom, the United States, or any other jurisdiction, that is effective as to any taxable period or portion thereof ending on or before the Closing Date.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligation. The obligation of Buyer to purchase and pay for the Shares and the obligation of Seller to sell the Shares to Buyer is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)Governmental Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(b)No Injunctions or Restraints. No applicable law or order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect

(c)Restructuring. The Seller and its Affiliates shall have completed all of the transactions set forth in Schedule 6.1(c) of the Disclosure Schedule (such transactions, collectively, the “Restructuring”).

Section 6.2    Conditions to Obligation of Buyer. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company. Buyer shall have received a certificate signed by an authorized officer of Seller to such effect.

(b)Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(c)Absence of Proceedings. There shall not be pending or threatened any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Buyer or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Buyer, the Company and their respective subsidiaries taken as a whole.

Section 6.3    Conditions to Obligation of Seller. The obligation of Seller to sell is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties. The representations and warranties of Buyer made in this Agreement and the Ancillary Agreement shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Buyer. Seller shall have received a certificate signed by an authorized officer of Buyer to such effect.

(b)Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

(c)Absence of Proceedings. There shall not be pending or threatened any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Seller or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Seller and its subsidiaries taken as whole.

Section 6.4    Frustration of Closing Conditions.

Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to cause the Closing to occur, as required by Section 5.2.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination.

(a)Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Seller and Buyer;

(ii) by Seller if any of the conditions set forth in Sections 6.1 or 6.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii) by Buyer if any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

(iv) by Seller or Buyer, if the Closing does not occur on or prior to December 31, 2017; provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)     In the event of termination by Seller or Buyer pursuant to Section 7.1(a), written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)Buyer shall return all documents and other material received from Seller or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(ii)all confidential information received by Buyer with respect to the business of the Company shall be treated in accordance with the Non-Disclosure Agreement dated May 10, 2017, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

Section 7.2    Effect of Termination.

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 4.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it and Article VIII. Nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
ARTICLE VIII
MISCELLANEOUS

Section 8.1    Non-Survival. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, or the covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement that are to be performed prior to the Closing, shall survive the Closing.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing, including, but not limited, the provisions of Article IV, Section 5.3 and this Article VIII.

Buyer acknowledges (on behalf of itself and its Affiliates) that it and its Affiliates, and its and their respective representatives, have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Buyer pursuant to this Agreement on or prior to the date hereof. Buyer acknowledges (on behalf of itself and its Affiliates) that it and its Affiliates, and its and their respective representatives, have been permitted full and complete access to the books, records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that it and its Affiliates, and its and their respective representatives, have desired or requested to see and/or review, and that it and its Affiliates, and its and their respective representatives have had a full opportunity to meet with the partners, officers and employees of Seller to discuss the Company and its business. Buyer acknowledges and agrees (on behalf of itself and its Affiliates) that (i) none of Seller, Seller’s Affiliates or any other Person has made any representation or warranty, expressed or implied, with respect to the transactions contemplated by this Agreement or as to the accuracy or completeness of any information regarding Seller or the Company furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Disclosure Schedule (each of which shall not survive the Closing as set forth above), (ii) Buyer and its Affiliates have not relied on any representation or warranty from Seller, any Seller Affiliate or any other Person with respect to Seller, the Company, the Salons or any other matter, except for the representations and warranties expressly set forth in this Agreement, (iii) none of Seller, any Seller Affiliate or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information and any information, documents or material made available to Buyer in certain “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby and (iv) SHOULD THE CLOSING OCCUR, THE BUSINESS OF THE COMPANY, THE COMPANY AND THE SHARES ARE ACQUIRED BY BUYER WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.
Section 8.2    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

This Agreement shall be deemed to be made and be governed by and construed and interpreted in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles that would require the application of any other law. Any dispute shall be adjudicated exclusively in the federal or state courts in the State of Delaware. The parties hereto submit to personal jurisdiction in the State of Delaware for the enforcement of the provisions of this Agreement and waive any and all rights to object to such jurisdiction for the purposes of litigation to enforce this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT OR TORT) BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE HEREUNDER.
Section 8.3    Entire Agreement. This Agreement (including any Annexes, Exhibits and Schedules hereto) and the Ancillary Agreements constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to such subject matter. Except for the representations and warranties contained in Article II, Buyer agrees that none of Seller nor any Person on behalf of Seller makes any other express or implied representation or warranty with respect to the Shares or the Company or with respect to any other information made available to Buyer in connection with the transactions contemplated by this Agreement. None of Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 8.4    Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 8.5    Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (i) hand delivered,

(ii) sent by certified or registered mail, return receipt requested and proper postage prepaid, (iii) sent by a nationally recognized overnight courier service, (iv) sent by electronic mail or (v) sent by facsimile, in each case to the address, electronic mail address or facsimile number and to the attention of the Person (by name or title) set forth below (or to such other address and to the attention of such other Person as a party may designate by written notice to the other parties):

If to Buyer:        International Beauty Limited
c/o Regent Companies, LLC
9720 Wilshire Boulevard, 6th Fl.
Beverly Hills, CA 90212
Attn: Legal Department
E-mail:-    -legal@regent.co

With a copy to:        Morgan, Lewis & Bockius LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, CA 92626
Attn: James W. Loss
E-mail: jim.loss@morganlewis.com
Facsimile: (714) 830-0700

If to Seller:         c/o Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439
Attn: Eric Bakken
E-mail:-    - eric.bakken@regiscorp.com
Facsimile: (952) 947-7200

With a copy to:        Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Paul S. Scrivano
E-mail: paul.scrivano@ropesgray.com
Facsimile: (646) 728-2574

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of transmission if sent by electronic mail or facsimile.
Section 8.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent permitted hereunder. No party may assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other party.

Section 8.7    Construction. Captions, titles and headings to articles or sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article” or “Section” refer to the corresponding articles or sections of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person. As used in this Agreement, “Affiliate” means, with respect to any specified Person, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity.

Section 8.8    Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.

Section 8.9    Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any Person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

Section 8.10    Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies of the Parties and their subsidiaries hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Services Agreement may be waived except pursuant to a writing executed by the waiving Party

Section 8.11    Severability. In the event that a court of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 8.12    Execution of this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other party. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Share Purchase Agreement as of the day first above written.

BUYER

INTERNATIONAL BEAUTY LIMITED

By: /S/ Michael Reinstein

Name: Michael Reinstein

Title: Authorized Signatory

SELLER

HAIRCARE LIMITED

By: /S/ Eric Bakken

Name: Eric Bakken

Title: Authorized Signatory